Fourth Quarter 2001 Earnings
                                 Conference Call
                                November 1, 2001
                                 10:00 a.m. CST

Charlie:

Welcome. I'm Charlie Szews, Chief Financial Officer, and with me is Bob Bohn, Chairman, President and Chief Executive Officer of Oshkosh Truck.

Our remarks that follow, including answers to your questions, include "forward-looking statements" that we believe to be within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly conference call, if at all.

Fiscal 2001 was definitely a challenging year, so we're proud that we were able to close with strong results against the backdrop of an eroding economy.

This morning, Oshkosh Truck reported fourth quarter earnings per share of $1.03, about $0.18 per share higher than the estimates in our Form 8-K filing of July 27, 2001. $0.08 of that you can put down to strong performance by our defense group. The remainder was due to a one-time foreign currency exchange gain arising from the favorable movement of the U.S. dollar vs. the Euro in the two days between the time we purchased Euros for the Geesink Norba acquisition and the time we delivered them at the closing. This brought our full-year EPS to $2.98. That's up slightly over the $2.96 reported in fiscal 2000.

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We also re-confirmed estimated fiscal 2002 EPS of $2.60 per share, before the effects of the elimination of goodwill and other intangible assets amortization and assuming no further acquisitions. This is down about 12.8% from actual 2001 EPS primarily because we have assumed a recession in all our markets. Under new accounting standards, which we expect to adopt effective October 1, 2001, we expect goodwill and certain other intangible asset amortization totaling about $0.38 per share to be eliminated, bringing estimated reported earnings to $2.98 per share in fiscal 2002. From today forward, we will only refer to earnings estimates under the new accounting rules as that is the basis under which we expect to be reporting earnings next year. So, we ask those sell-side analysts covering our stock to change their financial models to begin reflecting the new accounting rules.

Fourth Quarter Results

Now let's talk about fourth quarter results.

Net income from continuing operations was up 20.7%, while EPS was up 19.8%, both compared to the prior year. Excluding the one-time foreign exchange gain, EPS was up 8%.

Consolidated sales were up 15.2%, with consolidated operating income margins of 7.7%, compared to 7.8% last year.

Strong performances by our defense and fire and emergency businesses overshadowed continued weakness in our concrete placement business.

Let me expand a little bit on individual business segments.

Fire and Emergency

First, fire and emergency sales grew 15.2% to $125.3 million in the quarter, and operating income was up 33.5% to $13.4 million, or 10.7% of sales. Excluding the results of our Medtec acquisition, organic sales growth was 9.7% and operating income would have risen 27.9%. A favorable product mix and production efficiencies at our custom fire apparatus plants were important factors.

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Pierce's backlog was up 4.9% at September 30, compared to the prior year.
Historically, Pierce's orders peak in our first fiscal quarter, so we will have a better understanding of the condition of the market by the end of December.

Defense

In defense, sales were up 39.0% to $149.8 million in the fourth quarter due to the ramp-up to full-rate production under the company's MTVR contract and strong international heavy truck sales. Operating income was up 17.7% in the fourth quarter. On the other hand, operating income margins fell to 10.3% from 12.2% last year due to a higher percentage of lower margin MTVR sales this year.

Still, fourth quarter operating income was about $2 million higher than our July 27 estimates. With the higher sales volume in the quarter, we experienced favorable cost performance in our factories. Increased parts sales helped, too.

Commercial

Sales in the commercial segment were down 2.8% in the fourth quarter to $139.1 million, while operating income was down 23.9% to $7.2 million. Excluding Geesink Norba results, commercial segment sales and operating income were down 15.9% and 37.1%, respectively. Concrete placement sales were down 27.0% during the quarter, while domestic refuse sales were up 7.5%.

These results are consistent with the year-long trend. Spending remains cautious at concrete ready-mix companies in spite of relatively strong housing starts. Refuse body customers also have begun spending cautiously, especially our commercial waste services customers, but we have enjoyed increased new business with municipalities and the "Big Three" waste haulers.

At September 30, rear-discharge and front-discharge concrete mixer unit backlogs were down 26.9% and 55.8%, respectively, compared to prior year.

At the same time, our domestic refuse unit backlog was up a strong 67.8%, compared to prior year levels.


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Geesink Norba sales came in on target at nearly $19 million during the two months following acquisition. Operating income before purchase accounting adjustments also met expectations.

Corporate

At the corporate level, our corporate expenses were down about $0.5 million in the fourth quarter compared to the prior year due to lower incentive compensation accruals as a result of lower earnings.

From a debt perspective, our borrowings reached $359 million as of September 30, much higher than our previous estimate of $320 million. Yes, we know it's higher than our target, but it was basically just a one month slip. We had a number of defense receivables slip into October because of a change in DoD payment practices. Today our borrowings stand at about $335 million.

2002 Outlook

Let me now briefly re-confirm our current estimates for fiscal 2002 financial performance, adjusted for the new accounting rules relative to goodwill and intangible assets.

We continue to believe that fiscal 2002 sales, assuming no further acquisitions, will approximate $1.61 billion, up about 11.4% from fiscal 2001. We believe EPS, after the effects of the elimination of goodwill and other intangible asset amortization, will approximate $2.98 per share, again assuming no acquisitions. We expect fire and emergency sales to rise only 2.5% to $475.5 million next year. This growth rate is down sharply from fiscal 2001 because we believe that municipal spending will begin to soften in this weak economy. Projected market share gains and a full 12 months of operations at Medtec should offset some of the weakness. We believe defense sales will rise to about $540 million next year due to a $156 million increase in MTVR sales as we operate at full-rate production under that contract for a full year. However, we expect our higher margin international heavy truck sales to decline, resulting in a net defense sales increase of $117 million. We expect commercial segment sales to increase about 6.3%, in

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fiscal 2002 to about $595 million. We estimate that Geesink Norba will contribute all of the segment's sales increase by increasing about $101 million in fiscal 2002, with anticipated sales of $120 million on an annual basis. However, we're projecting concrete placement sales to be down another 21% in fiscal 2002. We estimate first half concrete placement sales to be down another 24% - 25% and second half sales to be down about 15% - 16%. We are projecting domestic refuse sales to be up only 5% in fiscal 2002. We estimate strong sales to the three largest waste haulers and some market share gains to offset a weakening in capital spending by most commercial waste haulers and municipal customers.

By quarter, we believe that these sales expectations by segment would lead consolidated sales to be about $345 million in quarter one, $397 million in quarter two, $438 million in quarter three and $430 million in quarter four in fiscal 2002. Full-rate production under the MTVR contract and the addition of strong seasonal sales of Geesink Norba should contribute to the higher sales growth in the first half of the year.

We estimate our consolidated operating income will approximate $107 million, or 6.6% of sales.

By business segment, we believe that fire and emergency operating income will approximate $52 million in fiscal 2002, or about 10.9% of sales. Defense operating income should be down to about $33 million, or 6.1% of sales, in spite of the $115 million sales increase, due to full-rate production under the MTVR contract at low margins. We are assuming no margin improvement in these estimates from the 3.3% operating income margin reported currently, although we continue to target higher margins under the program. We anticipate lower international heavy truck sales, where we earn higher margins, will adversely affect defense earnings. But mostly, we estimate that our defense earnings will be down because we intend to spend millions of dollars on product development and bid and proposal activities to win the FMTV contract and certain U.K. defense programs. We expect commercial operating income to approximate $40 million, or 6.7% of sales. We project concrete placement operating income to decline again about 30% in fiscal 2002 following a 21% sales decline in fiscal 2002. We expect Geesink Norba to contribute low double digit margins in 2002, while we expect domestic refuse margins to grow one-half percentage point due to continued cost reduction activities.


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We expect corporate expenses to increase from $17.1 million in fiscal 2001 to
$18.0 million in fiscal 2002. And, we are projecting $28 million in net interest costs in 2002. That's up $6.8 million from fiscal 2001. We expect that the cost of higher borrowings due to the Geesink Norba acquisition will be offset in part by the effects of lower interest rates and improved working capital management.

By quarter, we expect EPS to approximate $0.45, $0.67, $0.85 and $1.00 in fiscal 2002. Among others, upsides to these estimates could involve improvement in MTVR margins, or increases in federal spending for defense or fire apparatus.

Of course, there are downsides to every estimate. Certainly, concrete mixer sales could decline by another 35% - 40% vs. our 21% estimate if the recession is more severe than we have assumed. And, we may be unable to sustain market share gains in refuse in 2002.

From a financial position standpoint, assuming no acquisitions, we are adjusting our previous debt estimates slightly. We now estimate that debt will grow seasonally to $360 million at December 31, 2001 and $375 million at March 31, 2002, and then decline to $340 million at June 30, 2002 and $285 million at September 30, 2002. Essentially, our new debt estimates assume that our debt will peak at a slightly higher level, but then end the year at previously estimated levels. We expect capital spending in fiscal 2002 to be no more than $25 million.

Now I'll turn it over to Bob to discuss our outlook for next year.


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ROBERT G. BOHN

Good morning.

Thanks again for joining us today.

I'm going to give you my perspective on our fourth quarter and year-end results, but before I do, I would like to say that we at Oshkosh Truck are deeply saddened by the tragic events of September 11. Those of us in the fire protection and defense industries feel a special bond with the people who responded and continue to respond to this attack - saving lives and fighting terrorism. We respect their courage and their willingness to risk everything for the safety and well being of others.

Because of that special bond, we felt compelled to help. Since what we do is build trucks, including fire trucks, that is what we could do to help the firefighters and people of New York. Through our Pierce subsidiary, we donated a rescue truck to the New York Fire Department and also donated use of a pumper to the West Valley Fire Department in Utah for a fund raising tour that is crossing the country for the next several weeks.

[pause]

Now, moving on. Fiscal 2001 was "GO TIME" for Oshkosh Truck. It was time to prove that our performance was not based on economic boom, but rather driven by solid strategies that could produce growth even when the economy stumbled. It was time to move ahead. And that's what we did. We put a comprehensive cost reduction program in place, touching on all areas of the way we do business, from some salaried and hourly workforce reductions and cuts in sales and marketing expenses to curtailing travel and capital expenditures. But, we continued to invest in areas that contribute to our long-term success - major defense programs, product research and development, international expansion and acquisitions.

We're quite pleased by the results, particularly in the context of a major industrial recession. To my way of thinking, these results really speak to the balance that we've achieved through our consistent diversification over the last five years. This year, our defense and fire and emergency businesses

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significantly softened the blow of a concrete placement market that's down about
30% for the year. Granted, our EPS did benefit from a one-time foreign currency exchange gain of 10 cents per share, but our fourth quarter was still noticeably stronger than we had originally anticipated and delivered 8 cents above our last estimate.

The fiscal year was also marked by a number of major accomplishments, all in line with our long established growth strategies:
o We received full-rate production approval on the MTVR contract ahead of schedule and began shipping trucks to the Marine Corps.
o We secured a three-year contract to supply all of Waste Management's rear loader refuse bodies for North American operations. This was a hard-earned order and it was yet another stride toward the head of the pack for McNeilus. We're busy fulfilling those orders today.
o We welcomed Richard Donnelly to our board of directors. Mr. Donnelly is the former president of GM Europe, and we're very excited to have his international expertise and business acumen guiding our company.
o We continued our string of well received new products, including ProPulse electric drive technology.
o We were recognized as one of the 400 "Best Big Companies in America" by Fortune magazine, thanks to both long-term and short-term performance.
o At year-end, we reached agreement with the United Automobile Workers Local 578 on a five-year contract that provides for the well-being of our employees and our company. I'm very pleased by this and believe it forms the foundation for a mutually beneficial future.
o We bought Medtec Ambulance Corporation, a nice tuck-in acquisition that complements our leading Pierce brand of fire trucks.
o We acquired Geesink Norba Group, significantly expanding our international distribution and solidifying our leadership position in the worldwide refuse collection market.

In keeping with our track record of making acquisitions accretive within the first year, the Geesink Norba Group has met expectations for the first two month's performance. We already have a cross-functional integration team in place. They have three primary priorities:
o Marketing & Sales: The focus is on major market expansion and branch sales management. In fact, I just returned from the European Sales

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    Meeting in Emmeloord, where we laid out the sales growth strategy and their roles in making it happen.
o Purchasing. The focus is on finding improved pricing and synergies on major components and materials.
o Manufacturing. The focus is on updating the operating profile with a moving production line concept.

We have an exciting time ahead of us, with new and strong brand names and an organization that has a global presence and expertise. Despite a softening economy in Europe, there are many opportunities, including the emerging economies of Eastern Europe. The integration of the Geesink Norba Group has begun in the right atmosphere of cooperation and the desire to go forward quickly.

Fire & Emergency Business

In our fire and emergency business, Pierce closed out the year on a high note. Orders were up 10.6% in the fourth quarter. The backlog was up 4.9% on September 30 over prior year.

Medtec is also on track and has had a good, steady order intake. Its backlog is up 24% from date of acquisition. In the September - October time frame, we began to see some orders coming in from those fire departments lucky enough to receive federal grant money.

Our airport business had the best year ever, and that team deserves a great deal of credit for what they accomplished in fiscal 2001. Margins were at record levels. And, they had a highly successful launch of the revolutionary new Striker(TM) ARFF truck. It's received rave reviews, a great deal of media coverage, and we have 28 orders already in house.

As we move into next year, the airport group will be challenged by a potential shift in capital expenditure priorities at the nation's airports. It's possible that a portion of the money earmarked for fire truck and snow removal vehicle purchases could flow to increased security. That being said, we believe we are well positioned against the competition in terms of product capabilities and price competitiveness.

Fiscal 2002 may become something of a challenge in terms of a tightening in municipal spending. From discussions with our dealers and customers, we


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have seen some signs of softness, so we anticipate a weakening of incoming orders, as municipal belt tightening becomes more widespread. That's assuming that additional federal funding resulting from the heightened national awareness of the critical role played by fire fighters isn't available to our customers until next year.

Commercial Business

In our commercial business, you're already familiar with the fact that the concrete placement market was 30% lower in 2001 than in 2000. Our downturn in sales was slightly less than the market downturn. I believe further softening of the market will continue until at least the second half of fiscal 2002. My best estimate is that there will be another 21% drop in our concrete placement sales next year. Several indicators support that view. First, our current order intake levels. Second, the Portland Cement Association estimates cement consumption will be down 5% in 2002. They estimate consumption will actually be up 1.8% in 2001, while they had been projecting a 1.9% downturn. And finally, despite strong housing start figures for September, the National Association of Home Builders' housing market index dropped eight points in October, the largest drop in at least 15 years. This index basically is a forecast of future building. That being said, a mitigating factor may be post-attack spending in the public works sector to stimulate the economy.

On the refuse collection side of the commercial business, our backlog has been strong, with the Big Three waste haulers contributing substantially to our order stream. Based on booked orders, the first quarter of fiscal 2002 looks good, but we anticipate that the market will decline 10% in 2002. We still plan to grow our domestic refuse business modestly in 2002, about 5%, as we steadily work to gain more ground in the municipal sector.

Defense Business:

Our defense business was really a strong and substantial contributor throughout the fiscal year, but particularly in the fourth quarter. Defense sales and income exceeded our expectations. The pace of international shipments in the second half of fiscal 2001 certainly benefited our numbers. Defense truck production benefited from efficiencies created by our plant expansion and reorganization, and higher-than-expected parts sales boosted both the top and bottom lines. The military's efforts to improve fleet

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readiness and availability were apparent as increased parts orders flowed in during the second half of fiscal 2001.

I already mentioned the importance of our MTVR full-rate production approval in April. Well, the ramp up to full-rate production levels is complete and went very smoothly. We also developed a new cab-over MTVR model, particularly attractive in foreign markets, and we're under contract to develop a number of other models for the MTVR as well. In the first days of October 2001, we signed a pioneering Contractor Logistics Support deal on the MTVR that really makes us a full partner in MTVR logistics support. It's an e-business solution that really benefits customers.

Certainly, the new five-year Family of Heavy Tactical Vehicles contract with the U.S. Army gives us excellent visibility on a major portion of our heavy truck production and allows us to deliver the best value to the military and the taxpayer. That contract covers three heavy defense truck models, including the Heavy Equipment Tank Transporter. It's a European version of that tank transporter that is the basis for the $75 million plus contract with the United Kingdom's Ministry of Defence. British tanks will be hauled by Oshkosh. We also hope to earn other UK defense truck business in the next few years.

The national spotlight has been thrown upon our nation's defense community and fire service in the wake of the September terrorist attacks. As we look to the future in our defense business, it's difficult to imagine that this will not have some impact on defense spending, and perhaps trucks in particular. Today there is a remarkable sense of urgency among both political parties to ensure that the nation's military is adequately supported and supplied for defense and peacekeeping missions in the 21st century. We've already fielded inquiries from the Department of Defense, but quite frankly, until that interest translates to orders, we really don't have anything to discuss.

"Transformation" will continue to dominate the U.S. Army leadership's agenda and spending priorities. Happily, Oshkosh is uniquely positioned to provide a wide selection of defense trucks that meet the needs of both homeland defense and rapid deployability.

The other major factors in our long-term outlook for the defense business are the three large defense programs that we are pursuing, which include the

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U.S. Army's Family of Medium Tactical Vehicles (FMTV) and the U.K Ministry of
Defence's tanker and support vehicle programs. These are among the most significant capital and development investment projects in the company's history. For your notes, the UK tanker bid deadline was extended by 6 weeks into January 2002. The UK support vehicles bid will be due 90 - 120 days after that. Next fall, we'll bid the FMTV.

Before we wrap this up, I just wanted to tell you about the true excitement I feel for the dramatic progress we have made in developing our ProPulse(TM) electric drive system. In October, we became the first manufacturer to integrate electric drive technology into a heavy defense tactical vehicle. This is definitely not "golf cart" technology. We see potential for ProPulse technology to power vehicles for many other applications and believe it can transform the future of heavy-duty truck propulsion. Developing and promoting this technology will be a major priority for the next five years.

Looking forward to fiscal 2002, it's again "Go Time." We're probably in a recession, so we will manage the business accordingly. We've implemented a cost reduction program targeting another $10 million in cost reduction in fiscal 2002, over the $5 million announced and achieved in fiscal 2001. Our focus on return on invested capital will strengthen quarter by quarter, and our goal for improving inventory turns is 20% in fiscal 2002. But, I'm also confident that our strategic direction is the correct direction. I look to Geesink Norba to prove itself a highly successful acquisition. Once the economy rebounds, we intend to be ready to take Oshkosh Truck forward to the next level.

Operator, please begin the question and answer period.






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